EXHIBIT 10.6

AMENDMENT TO THE BROADRIDGE FINANCIAL SOLUTIONS, INC.
SUPPLEMENTAL OFFICERS RETIREMENT PLAN

Pursuant to Section 5.5 of the Broadridge Financial Solutions, Inc. Supplemental Officers Retirement Plan (the “Plan”), the Plan is hereby amended as follows effective September 17, 2023:

1.Sections 3.3 and 3.4 of the Plan are amended to clarify the applicable actuarial reduction percentage such that each instance of the appearance of the words “reduced by 5/12% for each month” are replaced with the words “reduced by 5/12 of 1% for each month”.

2. A new Section 6.9 is added to the Plan as follows:

6.9 Beneficiary Designations. Each Participant may designate one or more person(s), entity(ies) or trust(s) (a “Beneficiary(ies)”) who shall be entitled to receive the amount, if any, payable under Article 7 upon his death, in the manner and form prescribed by the Committee for such Beneficiary designations. A Participant may from time to time revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Committee in the manner and form so prescribed. The last such valid designation received by the Committee shall be controlling, provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death. If a Participant is married at his death, his designated Beneficiary under this Section is his spouse, unless he has designated a different beneficiary. In the absence of a valid Beneficiary designation, payment shall be made to the Participant’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Committee may rely conclusively upon information supplied by the Participant’s personal representative, executor or administrator.

3.Article VII is hereby amended to read in its entirety as follows:

ARTICLE VII
DEATH BENEFITS

In the event a Participant dies before payments have begun to the Participant and the Participant is at least 35 years of age at the time of his death and has a Vested Percentage greater than 0%, the Participant’s Beneficiary is entitled to receive 100% of the benefit which the Participant would have been entitled to receive at the time of his death. Payments under this Article VII shall commence on the first day of the calendar month next following the Participant’s death if the Participant has already attained age 60 by the time of his death, and shall otherwise commence on the first day of the calendar month next following the month in which the sixtieth anniversary of the Participant’s birth occurs.

Benefits paid under this Article VII on account of the Participant’s death before payments have begun to the Participant shall be payable monthly as a straight life annuity benefit (or, at the Committee's election, another actuarially equivalent series of substantially equal periodic payments that meets the requirements of Section 409A) and shall be calculated in accordance with the benefit to which the Participant would have been entitled at his Normal Retirement Date actuarially adjusted for the difference in age between the Participant and the Beneficiary as of the payment commencement date based on reasonable actuarial methods and assumptions. In the case of payments hereunder which commence prior to the date on which the Participant would have attained age 65, the payments shall be actuarially reduced to reflect the commencement of the payment before the Participant’s attainment of age 65 on the same basis as set forth in Sections 3.3 and 3.4. In the case of payments hereunder which commence on or after the date on which the Participant would have attained age 65, the payments shall be actuarially increased to reflect the commencement of the payment on or after the Participant’s attainment of age 65 on the same basis as set forth in Section 3.2. If a Participant dies prior to commencement of benefits and there is no valid Beneficiary designation on file, payment shall be made to the Participant’s estate in a lump sum converted using reasonable actuarial methods and assumptions.

This Amendment is hereby adopted by the Compensation Committee this 17th day of September, 2023.